                                                                    Exhibit 11.1
                           Matrix Capital Corporation

                       Computation of Earnings Per Share

                 (Dollars in thousands, except per share data)

                                                                                                Three Months Ended
                                                                Year Ended December 31               March 31
                                                             1994        1995        1996        1996         1997
                                                        --------------------------------------------------------------
                                                                                                   (Unaudited)

          Net income (loss)                               $    3,120  $    3,923  $    3,570  $       (4)  $    1,754
          Less dividends on preferred stock by
           pooled company prior to merger                          -           -         112          37            -
                                                        --------------------------------------------------------------
          Earnings (loss) available to
           common shareholders                                 3,120       3,923       3,458         (41)       1,754
                                                        --------------------------------------------------------------

          Weighted average common shares
           outstanding before common equivalents           4,529,593   4,668,531   5,034,788   4,668,531    6,681,031
          Common equivalent stock options and
           warrants                                                -      38,690      42,252           -       67,114
                                                        --------------------------------------------------------------
          Weighted average outstanding common
           and common equivalent shares                    4,529,593   4,707,221   5,077,040   4,668,531    6,748,145
                                                        ==============================================================

          Earnings (loss) per common and
           common equivalent share                        $     0.69  $     0.83  $     0.68  $    (0.01)  $     0.26
                                                        ==============================================================